                                                                    Exhibit 10.2

                             Dated ____________ 2008

                                  WGN (GER) LLC

                                  (as Landlord)

                                       and

                              WAGON AUTOMOTIVE GmbH

                                   (as Tenant)

                                 LEASE AGREEMENT

             Premises: Fabrikstrasse 6, 63857, Waldaschaff, Germany


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

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1  Lease of the Premises.................................................     4
2  Guarantee.............................................................     4
3  Definitions...........................................................     4
4  Interpretation........................................................    10
5  Lease Term............................................................    11
6  Transfer of Possession................................................    11
7  Rent..................................................................    12
8  VAT...................................................................    12
9  Insurance.............................................................    14
10 Tenant's Obligations..................................................    18
   10.1  Rent and Other Payments.........................................    18
   10.2  Repair and Replacement..........................................    18
   10.3  Alterations and Additions.......................................    19
   10.4  Signs and reletting notices.....................................    21
   10.5  Use, Occupancy..................................................    21
   10.6  Alienation......................................................    21
   10.7  Entry...........................................................    23
   10.8  Compliance with Law.............................................    24
   10.9  Outgoings, costs and fees.......................................    25
   10.10 Taxes; VAT .....................................................    26
   10.11 General requirements concerning use.............................    26
   10.12 Indemnity ......................................................    26
   10.13 Environmental requirements......................................    26
   10.14 Not to overload.................................................    27
   10.15 Guarantee ......................................................    28
   10.16 Compulsory Purchase.............................................    28
   10.17 Restoration ....................................................    28
11 Security Deposit......................................................    31
12 Covenant of Quiet Enjoyment...........................................    32
13 Post Closing Obligations..............................................    32
14 Intentionally Omitted.................................................    32
15 General Provisions....................................................    32
   15.1  Events of Default...............................................    33
   15.2  Surrender of the Premises.......................................    34
   15.3  Service of notices..............................................    34
   15.4  Failure to perform obligations..................................    35
   15.5  Waiver of right to forfeit......................................    36
   15.6  Covenants relating to adjoining Premises........................    36
   15.7  Entire understanding; Schedules.................................    36
   15.8  Severance.......................................................    36
   15.9  Governing law and jurisdiction..................................    36
   15.10 Non-recourse....................................................    36
   15.11 Requests for information........................................    37
   15.12 Amendments .....................................................    37
   15.13 Successors and Assigns..........................................    37
   15.14 Requirement of Written Form.....................................    37
   15.15 Representation by Landlord......................................    37

Annex 1 Premises.........................................................

Schedule 1 Intentionally Omitted.........................................
Schedule 2 Basic Rent and Provisions for Rent Adjustments................


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

Schedule 3 Intentionally Omitted.........................................
Schedule 4 Corporate Covenants...........................................
Schedule 5 Post Closing Obligations......................................
Schedule 6 Fixtures......................................................
Schedule 7 Property Condition Report.....................................
EXECUTION of Lease Agreement:............................................    39

THIS LEASE AGREEMENT is made as of June ___, 2008

BETWEEN:

(1) WGN (GER) LLC, a limited liability company organised under the laws of the state of Delaware, U.S.A. with an office at c/o W. P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor,, New York, New York 10020, Attention, Director Asset Management (hereinafter referred to as the "LANDLORD"); and

(2) WAGON AUTOMOTIVE GMBH, a company with its statutory seat in Waldaschaff, Germany, and registered with the trade register maintained at the local court of Aschaffenburg, Germany, under number HRB 7374 (hereinafter referred to as the "TENANT");

the above companies hereinafter jointly referred to at the "PARTIES".

All of the terms of this Lease Agreement have been individually negotiated between the Parties.

FOR GOOD AND VALUABLE CONSIDERATION RECEIVED THE LANDLORD AND THE TENANT AGREE AS FOLLOWS:

1    LEASE OF THE PREMISES

     1.1 The Landlord is the legal owner of the Premises as more fully described in Annex 1 hereto.

     1.2  The Premises shall include items (i), (ii) and (iii) of this Clause
          1.2 now or hereafter located thereon or therein and appertaining thereto: (i) the Land (as hereinafter defined) together with the Appurtenances (as hereinafter defined), (ii) the Improvements (as hereinafter defined), and (iii) the Fixtures (as hereinafter defined).

     1.3 The Landlord hereby demises and lets to the Tenant, and the Tenant hereby takes and leases from the Landlord the Premises for the term and upon the provisions hereinafter provided.

2    GUARANTEE

     2.1 The Guarantor shall guarantee all obligations of the Tenant, so that under this Lease, Guarantor shall (save as provided for in the Guarantee) always be jointly and severally liable to the Landlord for the performance of all of the Tenant's obligations under this Lease.

3    DEFINITIONS

     In this Lease agreement the following expressions have the following meanings:

     3.1  ACQUISITION COST shall mean E17,366,500.

     3.2 AFFILIATE of any Person means any Person which shall (i) control, (ii) be under the control of, or (iii) be under common control with such Person (the term "control" as used herein shall be deemed to mean ownership of more than 50% of the outstanding voting stock of a corporation or other majority equity and control interest if such Person is not a corporation) and the power to direct or cause the direction of the management or policies of such Person.

     3.3 ALTERATION OR ADDITIONS means all alterations and additions made to any part of the Premises including without limitation additions or alterations to the Fixtures, changes to the existing design or appearance of the Premises or any alteration in or extension to the electrical or other installations located in the Premises or the erection of any new building or other structures.

     3.4 APPURTENANCES shall mean all easements, rights-of-way and rights associated with the Land.

     3.5  BASIC RENT means the amount per annum set forth in Clause 1 of
          SCHEDULE 2 as increased in accordance with the provisions of SCHEDULE 2, and payable in accordance with Clause 7 of this Lease.

     3.6  CASUALTY means any damage to, or destruction of the Premises.

     3.7 COMMENCEMENT DATE means the date the purchase price is paid under the Purchase and Sale Agreement.

     3.8 COMPETENT AUTHORITY means any national or local governmental agency, body or other entity having enforcement or regulatory powers in Germany in respect of any Environmental Law.

     3.9 COMPULSORY PURCHASE shall mean any expropriation or taking of all or a material portion of the Premises, (i) by compulsory purchase or other proceedings brought by any authorized governmental or other public authority ("Enteignung") pursuant to any Law, which relate to the same, or (ii) by reason of any agreement with any purchaser in settlement of, or under threat of, any such compulsory purchase or other proceeding brought by a governmental body, agency or department, or (iii) a Requisition. The Compulsory Purchase shall be considered to have taken place on the date in which the decision enforcing the Compulsory Purchase, issued by a relevant authority, becomes final or on the date on which an agreement transferring the Premises (or portion thereof) to the applicable governmental authority is entered into.

     3.10 COMPULSORY PURCHASE NOTICE shall mean an official notice on the commencement of any proceeding for Compulsory Purchase.

     3.11 DANGEROUS SUBSTANCES means any substance (whether in the form of a solid, liquid, gas or vapour) the generation, keeping, transportation, storage, treatment, use or disposal of which gives rise to a risk of causing harm to man or to any other living organism or causing damage to the environment and includes (but without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste; all substances in the Tenant's fittings, plant, machinery and stock used for the Permitted Use will not be included in this definition of Dangerous Substances, provided that: (i) such substances are in common normal use or necessary for a new technical invention in relation to or for purposes analogous to the Permitted Use in terms of applicable technical standards, (ii) they do not exceed maximum quantities specified under applicable law, and (iii) they are properly secured and do not constitute a danger of any kind to anyone.

     3.12 DEFAULT AMOUNT means the Outstanding Amounts.

     3.13 ENVIRONMENTAL CONSULTANT shall mean ENVIRON UK Ltd.

     3.14 ENVIRONMENTAL LAW shall mean (a) whenever enacted or promulgated, any applicable federal, state and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (i) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (ii) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labelling, production, disposal or remediation of Hazardous Substances, Hazardous Conditions or Hazardous Activities, in each case as amended and as now or hereafter in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes inter alia, the Federal Emission Control Act ("Bundes-Immissionschutzgesetz BImSchG"), the Federal Soil Protection Act ("Bundesbodenschutzgesetz"), the Federal Water Protection Act ("Wasserhaushaltsgesetz"), the Federal Recycling and Pollution Prevention Act ("Kreislaufwirtschafts und Abfallgesetz"), the German Civil Code, including all regulations (Rechtsverordnungen) which have their legal basis ("Ermachtigungsgrundlage") in the aforementioned statutes, each as amended and as now or hereafter in effect and any similar state or local Law.

     3.15 ENVIRONMENTAL PERMITS means any and all consents, permits or authorisations required under Environmental Law in connection with the Tenant's use and occupation of the Premises;

     3.16 EUR (also EURO or E) means the single currency of the participating Member States in the Third State of European Economic and Monetary Union of the Treaty Establishing the European Community, as amended from time to time.

     3.17 EVENT OF DEFAULT means any breach or non-performance of the terms of this Lease whether of a monetary or non-monetary nature, including breach or non-performance of covenants, representations and warranties of Tenant under this Lease.

     3.18 FIXTURES means all plant and machinery as described in Schedule 6 hereto.

     3.19 GERMAN CIVIL CODE means the German statutory law for civil matters titled "Buergerliches Gesetzbuch" ("BGB").

     3.20 GUARANTEE means the Guarantee issued on the date of this Lease by the Guarantor in favor of Landlord in order to secure the performance of all of the Tenant's obligations under this Lease.

     3.21 GUARANTOR means Wagon PLC, whose registered office is at 3500 Parkside, Birmingham Business Park, Birmingham B37 7YG, a company registered in England under registration number 150042 together with its permitted successors and assigns and any guarantor that may be substituted for Guarantor in compliance with the terms of this Lease and the Guaranty.

     3.22 GUARANTOR INSOLVENCY EVENT means Guarantor Insolvency Event as defined in Clauses 15.1.3(i) and (ii).

     3.23 IAS means international accounting standards as issued by the Board of the International Accounting Standards Committee (IASC) or any other internationally recognized accounting standard consistently applied by such Person, including, but not limited to German GAAP, UK GAAP and IAS.

     3.24 IMPROVEMENTS means all buildings, premises, structures and other improvements constructed on the Land and any future improvements developed on the Land within the Term of this Lease in accordance with terms and conditions hereof.

     3.25 INSURANCE PREMIUMS means all sums payable by the Tenant pursuant to Clause 9.1.1 under relevant insurances.

     3.26 INSURED RISKS means the risks insured to be against under Clause
          9.1.1.

     3.27 INTEREST means eight (8) percentage points above base rate as defined in Sec. 247 para 1 of the German Civil Code.

     3.28 INVOICE means any invoice issued by the Landlord to the Tenant for the payment of the Basic Rent, the Outgoings, or other amounts to be paid by the Tenant to the Landlord under the terms of this Lease.

     3.29 LAND means the parcels of land identified on Annex 1 hereto and situated in Nagold, Germany.

     3.30 LANDLORD means the Person first named herein as the Landlord and its successors and assignees.

     3.31 LAW includes any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in Germany (including zoning regulations) and any present or future directive, regulation, guideline, practice, concession, request or requirement issued by any German authority, as well as applicable European Union regulations, directives and treaties, including, but not limited to the German Civil Code.

     3.32 LEASE means this Lease Agreement.

     3.33 LEASE YEAR means, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) full consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

     3.34 LENDER shall mean any Person (and its respective successors and assignees) which may, on or after the date hereof, make a Loan to the Landlord (the Landlord will notify the Tenant of such Lender if the Lender is different from the Mortgagee).

     3.35 LOAN means any loan made by one, or more Lenders: (a) to the Landlord in connection with the financing of the Premises or, at any time, or from time to time, any increase in such loan or any refinancing of any such loan (which may include any increase in the principal amount thereof); or (b) to any purchaser in connection with the purchase of the Premises or the interests in Landlord or, at any time, or from time to time, any refinancing of such loan (which may include any increase in the principal amount thereof).

     3.36 MATERIAL LEASE DEFAULT shall mean an Event of Default under Clauses 15.1.1, 15.1.2, 15.1.3, 15.1.4, 15.1.5 or 15.1.7 of this Lease or
          Clause 15.1.1 of the Nagold Lease.

     3.37 MORTGAGE means any legal instrument which secures the Landlord's obligation to repay a Loan.

     3.38 MORTGAGEE means the holder of a Mortgage or similar lien (the Landlord will notify the Tenant about the establishment of the Mortgage or similar lien and such notification will indicate the Mortgagee).

     3.39 NAGOLD LEASE shall mean that certain lease agreement by and between Landlord and Tenant with respect to a property located at Lise-Meitner, Strasse 10, 72202, Nagold, Germany dated as of the date hereof.

     3.40 NET AWARD shall mean the entire award payable to the Landlord by reason of a Compulsory Purchase or insurance proceeds payable by reason of a Casualty whether pursuant to a judgment or by agreement or otherwise, less any reasonable expenses incurred by the Landlord in collecting such award or proceeds.

     3.41 OFAC means the Office of Foreign Asset Control of the Department of the Treasury, codified at 31 C.F.R. Part 500 as defined in Clause 10.6.6.

     3.42 OUTGOINGS means all existing and future rates, taxes (such as local real estate taxes), fees, charges, assessments, impositions and outgoings whatsoever, and all other expenses referring to or in relation to the maintenance, operation or management of the Premises, including, but not limited to, all rents and charges for water, sewer, utility and communication services relating to any of the Premises, including all costs and expenses listed in Section 2 Operating Cost Order ("Section 2 Betriebskostenverordnung") as well as costs and expenses for running, cleaning and maintenance of windows, window panes, fronts and exterior of the building, garage doors, technical admission systems, e.g. code card systems or other electronic systems, ventilation and air conditioning equipment, elevators and escalators, any interior or exterior pipes especially gas or water pipes, leads, wires, power circuits, ducts, taps, telephone and communication systems, heating systems, security systems, fire detectors, emergency power units, generators, air and water cleaning filters, snow and ice removal, street sweeping and street cleaning, roof maintenance and repair, costs, for administration and administrative personal, security surveillance measures, lighting of the building, labeling of the building by exterior signs and all other public charges whether of a like or different nature, even if unforeseen or extraordinary in so far as they are reasonable and would be incurred by a reasonable and prudent property owner making such payments itself.

     3.43 OUTSTANDING AMOUNT means the sum of any amount payable by the Tenant (including but not limited to the Basic Rent and the Outgoings) which is past due under this Lease and which is unpaid and all Basic Rent and Outgoings that would otherwise be paid in the future under the remainder of the Lease Term should the Lease terminate earlier than specified under this Lease Agreement.

     3.44 PARTIAL COMPULSORY PURCHASE shall mean any Compulsory Purchase which relates to a non-material part(s) of the Premises.

     3.45 PERMITTED USE means industrial and manufacturing (except for metal foundry) and other related activities, such as office use, to the extent permitted by Law or otherwise in accordance with Clause 10.5.1 of this Agreement.

     3.46 PERSON means an individual, legal person or other entity having no legal personality under the Law.

     3.47 POST CLOSING OBLIGATIONS shall mean the Post Closing Obligations defined in Clause 13.

     3.48 PREMISES means the Premises defined in Clause 1.2.

     3.49 PURCHASE AND SALE AGREEMENT means the Purchase and Sale Agreement by and between Landlord, as purchaser, and Tenant and Wagon Automotive GmbH, as seller, with respect to the Premises notarized on _____ _________ 2008 by Dr. Peter Schmite, notary public, in Cologne, Germany.

     3.50 REINSTATEMENT VALUE shall mean the amount which would need to be spent in order to fully reinstate the Premises to its previous physical condition (including the Premises' structure and the Fixtures, excluding the personal property of the Tenant used in the operation of its business (e.g. racking) within the Premises and any elements of a decorative nature), the physical condition of which complies with this Lease, in the event that the Premises are entirely destroyed, provided that such amount shall be subject to adjustments within the Term following changes to applicable market prices (e.g. to reflect an increase in the prices of construction materials); this amount should also include the costs of demolition and site clearance, temporary works, compliance with local authority requirements in connection with any works of repair or reinstatement, architects', surveyors' and other professional fees and other incidental expenses, and in each case with due allowance for VAT, customs duty and other public charges.

     3.51 REMAINING PREMISES means the Remaining Premises defined in Clause 10.16(iii).

     3.52 RENEWAL DATE means the Renewal Date defined in Clause 5.2.

     3.53 RENEWAL TERM means the Renewal Term defined in Clause 5.2.

     3.54 RENT means Basic Rent, VAT, Outgoings and any other amount payable by Tenant to Landlord under the terms of this Lease.

     3.55 RENT ADJUSTMENT means an adjustment of Basic Rent in accordance with the provisions of SCHEDULE 2.

     3.56 RENT ADJUSTMENT DATE(S) are as described in SCHEDULE 2.

     3.57 RENT PAYMENT DATE means (a) with respect to each payment of Basic Rent the fifth (5th) Working Day of each February (covering the calendar months of February, March and April), May (covering the calendar months of May, June and July), August (covering the calendar months of August, September and October), and November (covering the calendar months of November, December and January) during the Term, and (b) with respect to any payment of Outgoings which are payable to the Landlord (as opposed to a third Person) within thirty (30) days following receipt of an Invoice and if such date is not a Working Day then it will be payable on the immediately preceding Working Day.

     3.58 REQUISITE NOTICE means a notice to the Tenant, forty-eight (48) hours before any entry is made on any Premises provided that in the case of an emergency no notice will be required.

     3.59 REQUISITION shall mean any temporary requisition or confiscation of the use or occupancy of any portion of the Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

     3.60 RESTORATION FUND means the Restoration Fund as defined in Clause 10.17.2.

     3.61 SECURITY DEPOSIT means a Security Deposit as defined in Clause 11.1.

     3.62 SUBLET SECURITY DEPOSIT means a Sublet Security Deposit as defined in Clause 10.5.2.

     3.63 TENANT includes the Tenant and the Tenant's successors and/or assigns in title which are permitted by the terms of this Lease.

     3.64 TENANT GROUP means Guarantor and Tenant and their respective subsidiaries if and for so long as each such Person shall be part of the group for the purpose of reporting financial positions and results on a consolidated basis.

     3.65 TERM means Term as defined in Clause 5.1.

     3.66 TERMINATION AMOUNT means Termination Amount as defined in Clause
          9.2.8.

     3.67 TERMINATION DATE means the date of expiration or earlier termination of the Term.

     3.68 TERMINATION EVENT means Termination Event as defined in Clause 9.2.8.

     3.69 TERMINATION NOTICE means Termination Notice as defined in Clause
          9.2.8.

     3.70 UNDERLET PREMISES shall have the meaning given to it in Clause 10.6.3(i).

     3.71 VAT means value added or similar tax which is payable by the Landlord on the Basic Rent, Outgoings (if applicable) or any other amount due from Tenant under the terms of this Lease.

     3.72 WORKING DAY means any day excluding Saturdays, Sundays and national holidays recognised by the laws of the Republic of Germany.

4    INTERPRETATION

     In this Lease:

     4.1 Where any act is prohibited, the Tenant will not allow or suffer such act to be done by someone under the Tenant's direction or control (which shall include any subtenant or assignee).

     4.2 The Clause headings (except for the definitions) are for ease of reference and shall not affect the interpretation or meaning of this Lease.

     4.3 References to Clause numbers or schedules or paragraphs in schedules mean the Clauses of or schedules to or paragraphs in schedules to this Lease.

     4.4 Words importing persons shall be construed as including firms, companies and corporations and vice versa.

     4.5 Words importing one gender will be construed as importing any other gender.

     4.6 Words importing the singular will be construed as importing the plural and vice versa.

     4.7 The words "hereof", "hereunder", "hereto", "herein", and similar words shall be construed as being references to this Agreement.

5    LEASE TERM

     5.1 The initial term of this Lease for the Premises shall be for a period of one hundred eighty (180) months (said initial term, as extended by any Renewal Term, the "TERM"), commencing on the Commencement Date.

     5.2 Provided that if, on or prior to the date upon which the Term is scheduled to expire (the "EXPIRATION DATE") or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the fifth (5th) anniversary of the Expiration Date (the Expiration Date and each such anniversary being referred to herein as a "RENEWAL DATE"), Tenant shall have the right to extend the Term (each such extension, a "RENEWAL TERM") for an additional period of five (5) years with respect to each Renewal Term, notification to Landlord in writing at least twelve (12) months (the "RENEWAL NOTICE DATE") prior to the next Renewal Date that Tenant is extending this Lease as of the next Renewal Date (each such notice, a "RENEWAL NOTICE"). If Tenant elects to not send a Renewal Notice to Landlord, Tenant shall have the right to extend the then current Term by a period of up to six (6) months by giving to Landlord a written notice of such extension at least twelve (12) months prior to the expiration of the then current Term, which notice shall specify the length of such extension of the Term (not to exceed six (6) months). Any extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified (except that Tenant shall not have the right to any additional Renewal Terms). An extension of this Lease according to Section 545 German Civil Code due to continued usage of the Premises by Tenant is specifically excluded.

     5.3 Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Premises, save for Tenant's right to terminate this Lease for cause ("AUS WICHTIGEM GRUND") including, but not limited to, Sections 543 and 578 of the German Civil Code, or (ii) to any set-off of any Rent, unless such amounts claimed by Tenant are not disputed by Landlord or have been confirmed in a non-appealable judgment.

6    TRANSFER OF POSSESSION

     6.1 The Tenant shall be entitled to take possession of the Premises as of the Commencement Date.

     6.2 The Tenant is aware of and hereby acknowledges that there may be legal defects, and construction and environmental defects relating to the Premises. The Tenant shall have no claims against Landlord with respect to any defects now or hereafter existing.


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

     6.3  As of the Commencement Date, in addition to Tenant's obligations under
          Section 10.2 and elsewhere under this Lease, the Tenant shall have the general duty to maintain safety (Verkehrssicherungspflicht).

7    RENT

     7.1 The Tenant covenants and agrees that it shall be responsible for the payment of the Basic Rent annually and proportionately for any fraction of a Lease Year from and including the Commencement Date and from and including the Rent Adjustment Date such other Basic Rent as may become payable under the provisions of SCHEDULE 2. Following the first rent payment on the Commencement Date (with respect to the period defined in the next sentence below), the Basic Rent shall be divided into four (4) equal portions and each portion will be paid quarterly in advance on each Rent Payment Date in every Lease Year. The first (1st) rent payment shall be made on the Commencement Date and to be in respect of the period from and including the Commencement Date to and including the Working Day immediately preceding the next following Rent Payment Date calculated on a daily basis.

     7.2 From and including the Commencement Date, the Tenant shall pay all Outgoings, VAT and any and all other taxes or sums whatsoever as become payable or refundable by the Tenant to the Landlord under the provisions of Clause 10.9 of this Lease.

     7.3 The Tenant shall, if possible, ensure that direct contractual relationships are established between the Tenant and the contractor for the services included in the Outgoings. If direct contractual relationships between the Tenant and a contractor cannot be established, the Landlord shall direct all such contractors to account on a monthly basis directly to Tenant (or shall provide copies on a monthly basis of any such accounting statements provided by such contractor to Landlord together with the applicable statement), payment of which shall be made by Tenant to the applicable contractor within thirty (30) days following receipt of an Invoice from Landlord or contractor, as applicable.

     7.4 If required by the Landlord, the Tenant shall pay the Basic Rent reserved by Clause 7.1 and VAT by wire transfer or banker's standing order to a bank account or bank accounts (but not more than two (2)) either in Germany or another country which the Landlord has notified in writing to the Tenant. If Landlord requires Basic Rent and VAT to be paid to a bank account located outside of Germany and the cost to wire transfer Basic Rent and VAT to such account exceeds the cost to wire transfer such funds to an account in Germany, then such excess cost shall be borne by Landlord.

     7.5 Any payments from the Tenant to the Landlord under this Lease (including the payment of the Basic Rent) shall be made against Invoices issued by the Landlord to the Tenant.

8    VAT

     8.1 In accordance with Sec. 9 of the German VAT Act ("Umsatzsteuergesetz") the Landlord has elected to waive the VAT exemption within the meaning of Sec. 4 No. 12a of the German VAT Act. The Tenant is aware of the fact that this requires the Landlord to use the Premises solely in its capacity as entrepreneur and for the purpose of creating turn-over that does not exclude pre-tax deduction and that in case of any sub-leasing of the Premises of any part thereof, the Tenant elects for VAT and agrees to impose the aforementioned obligations on any possible sub-tenant by way of a contract for the benefit of the Landlord (echter Vertrag zugunsten des Vermieters).

          8.1.1 If the Landlord's conditions for opting for VAT are inapplicable because the Tenant or any sub-tenant is not using the property in accordance with the principles in Clause 8.1 above, Tenant will indemnify Landlord for any cost arising out of this event, and will in particular (i) reimburse Landlord for any VAT correction amount which is payable by Landlord pursuant Sec. 15a VAT Act (or under any of its successor statutes) because of this event and
               (ii) bear any VAT owed by Landlord pursuant Sec. 14c VAT Act (or under any of its successor statutes). Further rights of the Landlord shall remain unaffected hereof.

          8.1.2 The Tenant is aware of the Landlord's obligation to prove the observation of the requirements of Sec. 9 ss. 1, 2 of the German VAT Act to the financial authorities and therefore undertakes, on request and without undue delay, to provide the Landlord with documentation and to make representations enabling the Landlord to comply with his obligations to report to financial authorities under Sec. 90 ss. 2 sentence 2 of the German VAT Act. Moreover, the Tenant shall be obligated to inform the Landlord promptly of any events that could affect VAT opting.

          8.1.3 The Landlord's claims against the Tenant according to this Clause 8.1 shall not become time-barred prior to expiry of any six (6) months period, starting upon receipt by the Landlord of the relevant tax assessment notices. In case the Tenant or any sub-tenant does not comply with the duty to provide information according to Cause 8.1.2, the limitation period with respect to all claims arising from the Tenant or such sub-tenants' failures to provide information shall extend to ten (10) years.

     8.2 Each payment of Basic Rent, the Outgoings and other amounts provided for under this Lease shall be subject to VAT on such payment. To the extent that any Basic Rent, the Outgoings and other amounts provided for under this Lease is subject to VAT under any applicable VAT provision, the Tenant shall pay such VAT imposed on any Basic Rent, the Outgoings and other amounts provided for under this Lease at the applicable rate in addition to any such Basic Rent, Outgoings and other amounts payable by Tenant under this Lease.

     8.3 Tenant shall make all VAT payments arising from Tenant's obligations under this Lease as and when due, at the option of Landlord, (i) directly to the appropriate taxing authority and will provide Landlord evidenced of such payment within thirty (30) days after the due date thereof, or (ii) to Landlord's designated account. If (x) an overpayment by Tenant of VAT due on this Lease occurs and (y) a claim against the German tax authorities for reimbursement of such overpayment of VAT due on this Lease may only be asserted by Landlord, then promptly after written request, and with Tenant's cooperation, Landlord shall assert such claim against the German tax authorities for reimbursement of such overpayment of VAT due on this Lease and, upon receipt of reimbursement of such claim from the German tax authorities, shall remit such reimbursement to Tenant. All costs reasonably and necessarily incurred by Landlord with respect to the preparation, review or filing of any VAT returns shall be paid by Tenant excluding costs for Landlord's own employees and resources.

     8.4 Landlord shall, upon receipt of written request of Tenant, provide Tenant with invoices satisfying the formal requirements of Section 14 of the German VAT Act with respect to the Basic Rent due under this Lease. Landlord's costs of preparing and/or reviewing such invoices shall be paid by Tenant.

9    INSURANCE

     9.1  The Tenant shall:

          9.1.1 insure the Premises, pay the Insurance Premiums and maintain the following insurance against:

               (i) loss or damage by fire, explosion, storm, tempest (including lightning), flood, earthquake, burst pipes, impact, heave, subsidence and (in peacetime) aircraft and articles dropped there from, riot, civil commotion and malicious damage impact by road vehicle for their full Reinstatement Value in the name of the Tenant with the Landlord as additional insured and Loss Payee as their interests may appear and the Lender as additional insured and First Loss Payee as their interests may appear;

               (ii) the loss of rent payable under this Lease from time to time
                    (having regard to the review of Basic Rent which may become due under this Lease) equal to twenty four (24) months of Basic Rent or such longer period as the Landlord and the Tenant may from time to time agree to in writing as being sufficient or for the purposes of planning and carrying out any reinstatement of the Premises following a Casualty in the name of the Tenant with the Landlord as additional insured and Loss Payee as their interests may appear and the Lender as additional insured and First Loss Payee as their interests may appear;

               (iii) third party liability arising out of or in connection with any matters involving or relating to the Premises in an amount satisfactory to the Landlord, acting reasonably which is in line with insurance usually effected by a prudent owner of a property being of a similar nature to the Premises and naming the Landlord and the Lender as additional insured; and

               (iv) such other insurance coverage as the Landlord shall
                    reasonably request which is applicable to commercial properties and constitutes a risk and an amount that it is usual business practice to insure against in Germany;

               (jointly referred as the "INSURED RISKS").

          9.1.2 The Tenant will procure at all times that all insurance policies contain:

               (i) a clause whereby such insurance policy will not be vitiated or avoided as against a Mortgagee in the event or as a result of any misrepresentation, act or neglect or failure to make disclosure on the part of the insured party or any circumstances beyond the control of any insured party; and

               (ii) terms prohibiting the insurer from vitiating or avoiding any insurance policy as against a Mortgagee in the event of any misrepresentation, act or neglect or failure to make full disclosure on the part of the Landlord, the Tenant or other insured party and a waiver of all rights of subrogation.

          9.1.3 ensure that the insurer has a claims paying ability rating of at least AA- given by Standard & Poor's Rating Services, a Division of MacGraw Hill Companies, Inc. or an equivalent rating by Moody's Investment Services and is authorised to write insurance in Germany, or, if the insurer does not possess such rating, ensure that the insurer is reputable, authorized to write insurance in Germany and reasonably acceptable to Landlord;

          9.1.4 at least thirty (30) days prior to modifying or replacing any insurance required under Clause 9.1.1 provide the Landlord with details of the proposed insurance, the form of policy, details of the insurer, any excesses and deductible exclusions and limitations under the policy, details of the full Reinstatement Value including all professional fees, and details of all other amounts insured under the policy. The Landlord's approval for modifying or replacing any insurance is required if terms of the insurance are different than set out under this Clause 9 or if any deductible is increased. If the Landlord's approval is required, the Tenant shall have the right to renew, modify or replace the insurance policy, if such approval has been granted in writing. The approval or disapproval should be issued by the Landlord acting reasonably within fourteen (14) days, counting from the day on which the Tenant proposed to the Landlord the full details of the insurance;

          9.1.5 comply with the requirements of the insurers relating to the Premises;

          9.1.6 promptly, but in any event within three (3) days of the occurrence, give the Landlord written notice of any material damage to or destruction of the Premises;

          9.1.7 pay the Landlord within ten (10) days of demand the reasonable costs incurred by the Landlord in connection with any insurance claim relating to the Premises arising from any insurance taken out by the Landlord pursuant to Clause 9.3, including, but not limited to, deductibles, reasonable legal fees, and costs of Landlord's construction consultant.

          9.1.8 notify the Landlord immediately if the Tenant, undertenant, or any other lawful occupier vacates the Premises; and

          9.1.9 provide to Landlord and to the Lender certified copies of policies (or any substitute documents issued by the insurance company) and receipts with respect to the payment of premium within thirty (30) days following the commencement or renewal date of the insurance.

          9.1.10 Undertake all reasonable endeavours to cause each insurer carrier to issue a certificate of third party interest in the insurance (Sicherungsbestatigung / Sicherungsschein) in favour of Lender confirming that the legal provisions set out in sections 94 and 142 to 149 of the German Insurance Contract Act (Versicherungsvertragsgesetz) apply to all kinds of property insurances.

     9.2  Reinstatement

          9.2.1 If any part of any Premises is damaged by any of the Insured Risks then,

               (i) If the provisions of Clause 10.17.1 apply, the Tenant shall apply the net Award (except those amounts relating to fees and Rent) towards reinstating the Premises and Tenant shall be responsible for any short-fall.

               (ii) If the provisions of Clause 10.17.2 apply, upon receipt of the Net Award by the Landlord, Landlord shall make the Net Award available to the Tenant in accordance with Clause 10.17.2 for reinstating the Premises.

          9.2.2 The Tenant shall be obliged to arrange for the performance of construction work aimed at reinstating the Premises. The detailed scope and the schedule for the works will be subject to the Landlord's approval, which approval shall not be unreasonably withheld or delayed and subject to the requirements of the insurers. The Tenant shall ensure that a contractor carrying out any reinstatement works grants a construction quality guarantee (Gewahrleistungsburgschaft) (as to the performed reinstatement works) for the joint benefit of the Landlord and the Tenant or be assigned to the Landlord.

          9.2.3 If the payment of any insurance monies is refused for any reason other than a default by Landlord under this Lease, the Tenant will pay to the Landlord within fourteen (14) days of demand the amount so refused. The monies paid by the Tenant to the Landlord shall be made available to Tenant in accordance with Clause 9.2.1(ii).

          9.2.4 The Landlord will not be obliged to comply with the obligations under Clause 9.2.1(ii) if payment of the insurance monies has been refused in whole or in part by reason of any act or default of the Tenant or anyone under its control or the Tenant has not complied with its obligations in Clauses 9.2.2 and 9.2.3.

          9.2.5 For the avoidance of doubt, nothing in this Lease imposes an obligation on the Landlord at any time, for any reason, to reinstate or repair the damaged Premises.

          9.2.6 Tenant shall be obligated to restore the Premises as close as possible to its value, condition and character immediately prior to a Casualty (assuming the Premises to have been in the condition required by this Lease), provided, however, that the Tenant is not obliged to reinstate damage from a total or substantial Casualty at the Premises caused by an Insured Risk if,

               (i) it cannot obtain every necessary consent under applicable laws; or

               (ii) a necessary legislative consent is granted subject to a lawful condition and it would be unreasonable financial burden to expect the Tenant to comply with that condition; or

               (iii) the planning authority insists that as a precondition to giving necessary legislative consent the Tenant must enter into an agreement with the authority containing a term where it would be unreasonable financial burden to expect the Tenant to comply with that term; or

               (iv) it is prevented from reinstating by another reason outside the Tenant's control

               but, if Tenant does not elect to reinstate, it must give to Landlord a Termination Notice within the time period set forth in Clause 9.2.8 below.

          9.2.7 The Tenant may so reinstate the Premises in a different form to that existing before the damage occurred where the variation:

               (i) is required either by the Insurers or to comply with a legislative requirement; or

               (ii) reflects good building practice then current; or

               (iii) is reasonably required by the Tenant for some other reason,

               but any such variation must (a) be approved in writing by Landlord and Lender, such approval not to be unreasonably withheld or delayed and subject to the requirements of the insurers, and (b) not make the Premises materially different in size or less valuable than it was before the damage occurred.

          9.2.8 In the event that Tenant does not elect to reinstate pursuant to Clause 9.2.6 (such an event, a "TERMINATION EVENT"), then, Tenant shall give to Landlord a Termination Notice (as defined below) provided, that a Termination Notice must not be given more than three (3) months following the date of the applicable Casualty, provided, however, if, notwithstanding the diligent efforts of Tenant, Tenant only first discovers after the expiration of such three (3) month period that Clause 9.2.6 applies and, as a result, Tenant does not wish to reinstate, then, the Termination Notice may be given up to thirty (30) days after such discovery, but in no event later than twelve (12) months following the date of the applicable Casualty. As used herein, the term "TERMINATION NOTICE" shall mean a written notice from Tenant to Landlord whereby Tenant (i) requests that the Lease be terminated, (ii) confirms that Landlord is entitled to retain the entire Net Award, (iii) irrevocably commits to pay to Landlord the positive difference, if any, between the Net Award received by Landlord and the applicable Acquisition Cost less the value of the land (the "TERMINATION AMOUNT") in order to cause Landlord to be paid an amount in total that is not less than the applicable Acquisition Cost less the value of the land.

          9.2.9 If Tenant gives Landlord a Termination Notice as a result of a Termination Event, then, upon receipt by Landlord of and the Termination Amount (a) Tenant shall have no further liability to Landlord, and (b) this Lease will terminate. Tenant shall cause Landlord to be paid the Termination Amount within four (4) months of the date of the applicable Casualty.

     9.3  Landlord's insurance

          9.3.1 If the Tenant fails to provide insurance complying with Clause 9.1, the Landlord may effect and maintain reasonable insurance of the Premises within the same scope and the Tenant shall pay to the Landlord within twenty (20) days of written demand the cost to the Landlord of effecting such insurance.

          9.3.2 Immediately upon the Landlord giving written notice to the Tenant that the Landlord has insured the Premises in accordance with Clause 9.3.1 against any of the Insured Risks, the Tenant shall not maintain or take out any insurance of the Premises for such risks in its own name without the prior approval of Landlord, which approval shall not be unreasonably withheld.

          9.3.3 The Net Award shall be made available to Tenant for reinstatement of the Premises in accordance with the terms of this Lease.

     9.4 The obligation to pay the Basic Rent and the Outgoings continues in spite of the occurrence of any damages to the Premises. The Basic Rent and the Outgoings payable to the Landlord shall be decreased by the amounts received under the rent loss insurance carried by Tenant pursuant to clause 9.1.1(ii) and paid to the Landlord.

10   TENANT'S OBLIGATIONS

     The Tenant covenants with the Landlord:

     10.1 Rent and Other Payments

          To pay the Basic Rent, the Outgoings and other amounts provided for under this Lease without any deductions or set-off except as specifically provided in this Lease; in the event that any amount is not paid when due under this Lease, the Tenant shall be required to pay the Interest on any amounts unpaid when due.

          The payments of the Basic Rent shall be decreased up to the amounts paid to the Landlord by the insurer in respect to such Basic Rent following Casualty.

     10.2 Repair and Replacement

          10.2.1 At all times to maintain ("instandhalten") and repair or if necessary to replace parts of the Premises (including roof and structure (Dach und Fach), mechanical and electrical installations and equipments) and to keep the Premises (including any part not built upon) in good and substantial repair and condition (ordinary tear and wear excepted) and to yield up the same at the Termination Date in accordance with the covenants by the Tenant contained in this Lease (ordinary wear and tear excepted). For the avoidance of doubt, the Tenant shall be responsible for any and all repairs to or on the Premises (including all structural and other major repairs) and the Landlord has no liability in this respect.

          10.2.2 To keep the Premises in a clean and tidy condition and properly cleansed and free from obstruction.

          10.2.3 To comply with the terms of all warranties, guarantees or similar documents which apply to all or any part of the Premises.

          10.2.4 To repair or replace forthwith by articles of similar kind and quality and at its own expense any Fixtures (other than the Tenant's or trade fixtures and fittings) in/on the Premises which shall become in need of repair or replacement (ordinary tear and wear excepted). Replacement within the meaning of the aforementioned sentence shall mean acquisition of assets and equipment which a reasonable, economically thinking facility manager would not repair, taking into account service life, severity of damages in relation to costs of repair in line with a long term lease agreement.

          10.2.5 To keep any part of the Premises which may not be built upon, adequately surfaced, in good condition, and swept clean and all landscaped areas properly cultivated and free from weeds and to ensure all grassed areas are mown and all parking spaces adequately cleared of obstructions or vegetation and with a maintained surface and free from ice and snow as and when necessary so that the same shall have a neat and tidy appearance at all times.

          10.2.6 Any disagreement between the Parties with regards to the Tenant's obligations with respect to repair, replacement, maintenance or any other technical matter shall be finally settled by a third party professional consultant to be appointed by the Landlord and the Tenant jointly. Should the Parties fail to agree on the appointment of a professional consultant, the President of the local Chamber of Commerce shall be asked to appoint a reputable consultant who shall be instructed to issue a written opinion as to the dispute, which shall bind the Parties. The consultant's fee shall be paid by the Party that loses the dispute.

          10.2.7 Except with respect to the Post Closing Obligations, nothing contained, mentioned or referred to in this Lease shall require Tenant to put or keep the Premises in any better state of repair or condition than the condition described in the Property Condition Report prepared by Colliers CRE and dated March 28, 2008, a copy of which is attached hereto as SCHEDULE 7.

     10.3 Alterations and Additions

          10.3.1 Tenant shall have the right, without having obtained the prior written consent of Landlord and provided that no Event of Default then exists, (i) to make non-structural Alterations or Additions or a series of related non-structural Alterations or Additions that, as to any such Alterations or Additions or series of related Alterations or Additions, do not cost in excess of E500,000 and (ii) to install Fixtures in the Improvements or accessions to the Fixtures that, as to such Fixtures or accessions, do not cost in excess of E500,000, so long as at the time of construction or installation of any such Fixtures or Alterations or Additions no Event of Default exists and the value and utility of the Premises is not diminished thereby (i.e. such Fixtures, Alterations or Additions are of a quality and of a nature comparable to the better of the quality and nature of the Improvements and Fixtures in existence (a) as of the Commencement Date or (b) immediately prior to such construction or installation of Fixtures, Alterations or Additions). If the cost of any non-structural Alterations or Additions, series of related non-structural Alterations or Additions, Fixtures or accessions thereto is in excess of E500,000 or if Tenant desires to make structural Alterations or Additions, the prior written approval of Landlord shall be required, which approval shall not, subject to the approval of Lender, be unreasonably withheld. Landlord shall either approve or disapprove such proposed Alterations, Additions or Fixtures within thirty (30) days of receipt by Landlord of all documentation reasonably required by Landlord with respect to such Alterations, Additions or Fixtures. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord which approval shall not, subject to the approval of Lender, be unreasonably withheld. Landlord shall not have the right to require Tenant to remove any Alterations or Additions.

          10.3.2 If Tenant desires to make any Alterations pursuant to this Clause 10.3 or as required by Clauses 10.2, 10.8 or 10.17 (such Alterations or Additions and actions being hereinafter collectively referred to as "Work"), then (i) the market value of the Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Laws,
               (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder,
               (v) if any such Work involves the replacement of Fixtures or parts thereto, all replacement Fixtures or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Fixtures being replaced or
               (B) the value and useful life of the Fixtures being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Fixtures was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Premises arising out of such Work within thirty (30) days of the filing thereof, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Clause 10.17, whether or not such Work involves restoration of the Premises.

          10.3.3 The Tenant shall not be entitled to make any Alterations or Additions to any part of the Premises if a building permit is required for making such Alterations and Additions, unless written consent from the Landlord is received, which consent shall not be unreasonably withheld.

          10.3.4 If the Tenant makes any Alterations or Additions to the Premises in breach of this Clause 10.3 then, in addition to any other remedies and powers available to the Landlord (and without prejudice to them) the Landlord may remove and reinstate such Additions or Alterations and the proper cost of carrying out such work will be repaid to the Landlord by the Tenant within fourteen
               (14) days of demand.

          10.3.5 The Tenant will not receive any compensation or reimbursement of expenses incurred in connection with installing any Alterations or Additions or improvements to the Premises, regardless of the whether the Tenant removes them from the Premises or is instructed not to do so by the Landlord.

     10.4 Signs and reletting notices

          At the end of the Term, to remove any signs at the Premises and make good any damage caused by that removal to the reasonable satisfaction of the Landlord (ordinary tear and wear excepted).

     10.5 Use, Occupancy

          10.5.1 Not to use the Premises except for any use falling within the Permitted Use except as the Landlord may first approve in writing.

          10.5.2 In the event that the premises are vacant the Tenant is (i) to fully comply with its obligations under this Lease including all maintenance and repair obligations and is to provide for continuous twenty-four (24) hour on-site security at the Premises, (ii) to actively, continuously and diligently marketing the Premises for sublet and (iii) to deliver the Landlord an additional Security Deposit (a "SUBLET SECURITY DEPOSIT") that complies with the requirements of Article 11 and is equal to three (3) months of the Basic Rent then in effect.

     10.6 Alienation

          10.6.1 (i) Not to assign this Lease or charge the Premises or any part thereof during the initial Term of this Lease without the prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed provided that Tenant shall have no right to assign this Lease if an Event of Default occurs and is continuing. Notwithstanding the forgoing, so long as no Event of Default then exists, Tenant shall have the right to assign this Lease to a new tenant if (i) the proposed new tenant has, immediately following such assignment and giving effect thereto, publicly rated debt of "BB-" or better from Standard & Poor's ("S&P") Corporation or "Ba3" or better from Moody's Investor Services, Inc. or, if such prospective tenant does not have rated debt, a net worth calculated in accordance with IAS consistently applied of not less than Two Hundred Million Euros
               (E200,000,000) (a Person meeting such tests, a "CREDIT
               ENTITY"), or (ii) the proposed new tenant provides a new guarantee identical in all material respect to the Guarantee from a guarantor that, immediately following such assignment and giving effect thereto, is a Credit Entity, or (iii) the proposed new tenant is an Affiliate of Tenant provided that such new tenant remains an Affiliate of Tenant for the balance of the Term.

               (ii) As a condition precedent to any assignment of this Lease, Tenant shall conclude a tri-party agreement with the proposed assignee and Landlord (who shall be obliged to enter into such agreement with respect to an assignment permitted pursuant to Clause 10.6.1(i) above) at the time of such assignment. Such tri-party agreement shall be a written document in recordable form satisfactory to Landlord specifically observing the requirements of a written form as stipulated by Section 550 German Civil Code, and duly executed by Landlord, Tenant and the proposed assignee (the "ASSIGNMENT AGREEMENT") pursuant to which
               (x) such assignee
               expressly assumes all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to date of such assignment, and (y) if, but only if, the proposed assignee is an Affiliate of Tenant (where the Guarantee given by Guarantor remains in effect) or a Credit Entity itself or provides a new guarantee identical in all material respects to the Guarantee from a guarantor that, immediately following such assignment and giving effect thereto, is a Credit Entity, Tenant shall be released from all liabilities under this Lease. No assignment shall impose any additional obligations on Landlord under this Lease.

          10.6.2 Subleasing

               Without the prior written consent of the Landlord not to sublease (or grant the right to use free of charge) in excess of twenty-five percent (25%) of the leaseable space of the Premises provided that Landlord shall not unreasonably withhold or delay its consent to any subleasing in excess of twenty-five percent (25%) of the leaseable space of the Premises. In addition, Tenant may sublease up to 100% of the leaseable space in the Premises to any Affiliate of Tenant without the prior consent of Landlord.

          10.6.3 In connection with any subleasing to notify the Landlord of:
               (i) the identity of the proposed sublessee; and (ii) the proposed area to be underlet, prior to the date on which the sublease is entered into.

          10.6.4 The Tenant shall procure that any sublease contains:

               (i) an unqualified covenant on the part of the sublessee with the Tenant that: (A) the sublessee will not assign or encumber (or agree so to do) any part or parts of the Premises (as distinct from the whole) demised by such sublease (the "UNDERLET PREMISES"); (B) the sublessee will not part with or agree to do so or share possession of or permit any person to occupy the whole or any part of the Underlet Premises; and (C) the sublessee will not sublease the whole or any part of the Underlet Premises;

               (ii) an unqualified covenant by the sublessee (under which the
                    Tenant undertakes to use all reasonable endeavours to enforce) to prohibit the sublessee from doing or suffering any act or thing upon or in relation to the Underlet Premises which will contravene any of the Tenant's obligations in this Lease; and

               (iii) a condition for re-entry upon breach of any covenant on the part of the sublessee or any other ground in respect of the sublessee specified in Clause 10.7.

          10.6.5 Not enter into any collateral agreement nor give any side letter varying or relieving the sublessee from any terms required by Clause 10.6.4 to be contained in the underlease.

          10.6.6 No sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations of Tenant shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no sublease had been made. No sublease shall impose any additional obligations on Landlord under this Lease.

          10.6.7 In case the Tenant subleases 50% or more of the Premises, the Tenant shall assign to Landlord any claims against the sub-tenant(s) deriving from the sub-lease, including Tenant's statutory lien by way of security. This assignment is limited to the amount of Landlord's present and future claims vis-a-vis Tenant under this Lease including, but not limited to, the Basic Rent, VAT and any Outgoings.

          10.6.8 Notwithstanding any provision in this Clause 10.6 or elsewhere in this Lease to the contrary, including any right or option the Tenant may have or consent that Tenant may obtain from Landlord to assign this Lease or sublease all or any portion of the Premises, the Tenant shall, upon the request of the Landlord, provide and cause any assignee or sublessee to provide, such information (including, without limitation, any certification) as to any proposed assignee or sublessee and its principals as may be required for the Landlord and the Tenant to comply with regulations administered by the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury, codified at 31 C.F.R.
               Part 500 (including those named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including the 24 September 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action regarding persons or entities with whom U.S. persons or entities are restricted from doing business.

     10.7 Entry

          10.7.1 To permit the Landlord and all persons authorised by it, at all reasonable times upon the Requisite Notice to enter and remain upon the Premises for a reasonable time together with associated work people, plant and materials:

               (i) in order to examine their condition, including environmental testing, and to take schedules of repairs;

               (ii) in order to execute any works of construction, repair, decoration or of any other nature within the Premises or the Fixtures pursuant to Clause 10.7.2;

               (iii) in order to exercise, without interruption or interference, any of the rights granted to or reserved for the Landlord by this Lease; and

               (iv) for any other purpose connected with the interest of the
                    Landlord in the Premises including (but without limitation) for the purpose of valuing or disposing of any interest of the Landlord.

               The Persons so entering the Premises shall rectify any damage caused to the Premises as a result of such entry to the reasonable satisfaction of Tenant and shall not unreasonably interfere with Tenant's proper use of the Premises.

          10.7.2 If as a result of an inspection or otherwise the Landlord becomes aware of any breaches of the Tenant's obligations under this Lease regarding the condition of the Premises, the Landlord may give notice in writing thereof to the Tenant. Within one (1) month after such notice (or promptly in respect of an emergency notice) the Tenant will remedy such breach of covenant in accordance with such notice and the covenants contained in this Lease. If the Tenant commences the remediation within thirty (30) days of such notice (or promptly in case of an emergency) and diligently and expeditiously continues to comply with such notice), but cannot complete the remediation within such thirty
               (30) days period or such breach may not be reasonably expected to be cured within such period of time, then the Tenant shall have the right to complete such remediation within ninety (90) days from the giving of any such notice. If the remediation is not completed within such ninety (90) day period, then the Landlord may enter the Premises under this Clause 10.7 and carry out all or any of the works referred to in such notice or remedy the default of the Tenant. In such circumstances, the Landlord will be under no liability to make good any damage whatsoever and all proper costs of all such works and all proper expenses incurred in remedying such defaults in each case shall be paid by the Tenant to the Landlord within thirty (30) days of a written demand.

     10.8 Compliance with Law

          10.8.1 To comply with all applicable Law including (but without limitation) any planning legislation and regulation or the carrying out by the Tenant of any operations on or the use of any part of the Premises.

          10.8.2 At the Tenant's expense to obtain from the appropriate authorities all licences, consents and permissions as may be required for the carrying out by the Tenant of any operations on or the use of any part of the Premises.

          10.8.3 Not at any time during the Term to do or permit or suffer anything which shall contravene any applicable Law or any licences, consents, authorisations, permissions and conditions (if any), including, but not limited to, the River License and the Water Permit as those terms are defined below, from time to time granted or imposed under any applicable Law nor to permit anything which would be a contravention thereof and to comply with the same and to indemnify the Landlord in respect of such acts or omissions expressly including but not limited to any acts or omissions contravening (i) that certain license agreement (the "RIVER LICENSE") with between YMOS-Metallwerke Wolf & Becker GmbH & Co. ("YMOS") and the State of Bavaria giving YMOS the right to build, use and occupy the Improvements over the Aschaff River, which River License was amended by an agreement among Landlord, the municipality of Waldaschaff and Tenant transferring all use and occupancy rights granted under the River License to Landlord, or (ii) that certain water permit (the "WATER PERMIT") initially issued by the rural authorities (Landratsamt) of Aschaffenburg on 10 September 1962 (reference no III/9641) as amended, novated or restated from time to time.

          10.8.4 Not to make any application for a building permit (including a notification with regard to the construction works) without first producing a copy of the same and obtaining the prior written consent of the Landlord to such application, which consent will not be unreasonably withheld or delayed.

          10.8.5 Not at any time during the Term to do permit or suffer on the Premises any act or cause or permit to be present on the Premises any matter or thing which may cause a loss to the Landlord by reason of any Environmental Law.

          10.8.6 Within seven (7) days of its receipt to give copies to the Landlord of any notice of default or violation relevant to the Premises or relevant to the use thereof given to the Tenant or the occupier of the Premises under any applicable Law and to take all necessary steps to comply with such notice insofar as it relates to the Tenant's use and occupation of the Premises and also at the reasonable request of the Landlord to make or join with the Landlord in making such objections and representations against or in respect of any such notice, order or proposal, as previously mentioned, as the Landlord reasonably requires.

     10.9 Outgoings, costs and fees

          10.9.1 To pay, discharge or to reimburse to the applicable Person (and upon written notice from Landlord to Tenant directly to Landlord in lieu of the Competent Authority), the Outgoings and other fees or charges imposed upon the Premises or upon the Landlord in connection with ownership, occupation, or maintenance of the Premises or the management by Tenant's manager of the Premises. However, nothing herein shall place any obligation on the Tenant to pay, discharge, contribute or reimburse the Landlord the amounts which represent (i) any management fee to Landlord or to any third party management company retained by Landlord, or (ii) the Landlord's general corporate and/or income tax or other corporate overheads, including the costs incurred by the Landlord in operating its business, including, by way of example, accounting costs, legal fees and office rental payments.

          10.9.2 In the absence of direct assessment on the Premises, to repay to the Landlord the proportion properly attributable to the Premises (such proportion to be properly determined by Tenant acting reasonably or in case of a dispute by an expert referred to in Clause 10.2.7) within fourteen (14) days of demand, all Outgoings, especially all charges (together with VAT, if applicable) in respect of gas, electricity, steam, soil, water, telephone, electrical impulses and other services supplied to or consumed in the Premises, including all costs and expenses listed in Section 2 Operating Cost Order ("Section 2 Betriebskostenverordnung"), to the extent that the Landlord has paid or is required to pay the same to any third party.

          10.9.3 To pay to the Landlord all proper and reasonable costs, charges and expenses (including lawyers costs and fees, other professional advisers' costs and fees and bailiffs' commissions) properly incurred by the Landlord:

               (i) in connection with any breach of covenant by or the recovery of arrears of Basic Rent or the Outgoings due from the Tenant under this Lease; and

               (ii) in respect of any application for a building permit whether or not such building permit is granted or the application is withdrawn (unless the Landlord has unreasonably withheld its consent for applying for such permit).

          10.9.4 The Landlord will make a settlement of account of the advances for Outgoings and/or charges set out in Clause 7.

          10.9.5 Within five (5) Working Days of receipt by Tenant of any real estate tax or real estate assessment invoices with respect to the Premises, Tenant shall deliver to Landlord copies of same. Tenant shall provide to Landlord evidence of payment of such invoices within five (5) Working Days following the applicable due date.

     10.10 Taxes; VAT

          To pay any and all VAT incurred or imposed on any payment made by the Tenant under this Lease and to pay any stamp duty, or other fees assessed or assessable on this Lease, and to pay or reimburse the Landlord for payment of all taxes, charges or fees connected with the use and/or ownership of the Land and Improvements (for the avoidance of doubt, this does not include any taxes imposed on the Landlord regarding its business such as corporate income tax and trade tax of Landlord imposed on the net income from the Lease). For the avoidance of doubt, unless this Lease provides otherwise, any amounts due under this Lease from the Tenant constitute net amounts and will be increased by the applicable VAT.

     10.11 General requirements concerning use

          10.11.1 Not to use any part of the Premises for any illegal act or purpose and not to commit any unreasonable nuisance or do anything which may cause damage or unreasonable disturbance to the Landlord or any other person.

     10.12 Indemnity

          10.12.1 The Tenant will fully pay, protect, defend, indemnify and hold harmless the Landlord from and against all actions, demands, proceedings, claims, damages, losses, costs, expenses and liabilities arising directly or indirectly out of any breach of the Tenant's obligations under this Lease or any failure to comply with any applicable Law and against any liability for any value added taxes, tax, stamp duty or other fees specifically imposed on the Landlord in connection with the Premises or the Basic Rent of whatever nature, including penalties and interest on such overdue or unpaid tax (and penalties for failure to give appropriate notices and information under any applicable Law) for which the Landlord shall be liable as a result of any development carried out on the Premises by the Tenant or its permitted sublessees and shall within fourteen (14) days of demand pay to the Landlord the amount of any such sum, provided that the Tenant will not bear any responsibility or obligation where such liabilities, claims, costs or expenses arose from the Landlord's wilful misconduct or gross negligence.

     10.13 Environmental requirements

          The Tenant covenants with the Landlord as follows:

          10.13.1 to ensure at all times throughout the Term that the Premises and the Tenant are in compliance with Environmental Law in its use and occupation of the Premises and, in particular, but without limitation, that the Tenant or any other occupier of the Premises obtains and complies with all Environmental Permits required for the storage, use or disposal of any Dangerous Substances at, on or from the Premises;

          10.13.2 not at any time during the Term to cause or permit the deposit, spillage or release onto the surface or into the sub-soil of the Premises of any Dangerous Substances otherwise than in accordance with the terms of a valid Environmental Permit;

          10.13.3 not at any time during the Term to do or permit to be done anything on the Premises which could cause disturbance to the operation of or damage to the above ground or under ground storage tanks and associated lines or pipe work at the Premises;

          10.13.4 in the event of a breach of its obligations contained in Clauses 10.13.1, 10.13.2, 10.13.3 above, to notify the Landlord immediately in writing of the same and forthwith and with all due speed and diligence to carry out such works of investigation and remediation as may be necessary to remedy the consequences of the breach and to reinstate the Premises to their condition prior to the occurrence of the breach (taking into account at all times all reasonable requirements of the Landlord with regard to the nature and scope of such works) provided that, unless Tenant has failed to commence to cure such breach within thirty (30) days of written notice of such breach from Landlord or, following commencement of such a cure, Tenant has failed to diligently and continuously attempt to remedy such breach until it is cured, then, the Landlord shall have the option at its sole discretion to assume conduct of any such works in which case the Tenant shall reimburse the Landlord within fourteen (14) days of a written demand in respect of all properly and reasonably incurred costs, fees, (including professional fees) and expenses incurred in carrying out such works;

          10.13.5 that it will assume full responsibility for meeting all liabilities, claims, costs and expenses arising or incurred during the Term in respect of or in any way related to the presence in, on, over or under the Premises of any Dangerous Substances (regardless of when such Dangerous Substances first came to be present in, on, over or under the Premises) including liability for and the costs of any works of remediation (including on-going monitoring) which may be required in order to mitigate or prevent a liability under Environmental Law or as may be requested by a Competent Authority at any time in the future and that it will comply with all requirements of any Competent Authority made at any time thereunder provided that the Tenant shall have no responsibility or obligation where such liabilities, claims, costs or expenses arose solely out of the gross negligence or wilful misconduct of the Landlord.

     10.14 Not to overload

          Not to place or keep on or in the Premises any heavy articles or structures in such position or in such quantity or weight or otherwise in such manner howsoever as to overload or cause damage to the Premises.

     10.15 Guarantee

          10.15.1 To ensure that the Guarantee is provided for the Landlord's benefit upon the execution of this Lease.

     10.16 Compulsory Purchase

          (i) The Landlord shall notify the Tenant of its receipt of a Compulsory Purchase Notice.

          (ii) In the event that a Compulsory Purchase with respect to of all or substantially all of the Premises, (a) the Landlord shall have no liability to the Tenant, (b) the Net Award will be solely for the Landlord's benefit as a compensation for the expropriation of the Premises, and (c) the Lease shall terminate on the date the Net Award is paid to Landlord.

          (iii) In the event that the Partial Compulsory Purchase occurs with respect to the Premises, this Lease shall remain in full force and effect as to the portion of the Premises which have not been affected by such Partial Compulsory Purchase (the "REMAINING PREMISES") with no reduction of Basic Rent.

          (iv) Tenant shall be entitled to make a claim on its own behalf under statutory law for any loss it suffers as a result of a Compulsory Purchase provided that such claim does not diminish any Net Award payable to Landlord.

     10.17 Restoration

          10.17.1 Unless the provisions of Clause 10.17.2 apply, any Net Award in respect of any Casualty or the Partial Compulsory Purchase shall be collected by the Tenant to reimburse Tenant for its costs incurred in restoring the Premises. Tenant shall be obligated to restore the Premises as close as possible to its value, condition and character immediately prior to such event (assuming the Premises to have been in the condition required by this Lease).

          10.17.2 If (i) the Premises are so destroyed or damaged by an Insured Risk such that the insurers are willing to make one or more lump sum payments of insurance proceeds in advance of reinstatement being paid for and completed, or (ii) the proceeds from any Partial Compulsory Purchase are in excess of E500,000, then, the Landlord or Lender may hold the entire Net Award in a fund (the "RESTORATION FUND") and Landlord or Lender shall disburse amounts from the Restoration Fund in accordance with the following conditions:

               (i) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications and a budget for the restoration shall have been reviewed with the Landlord, and (B) the Landlord shall be provided with acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and with a surety reasonably acceptable to the

                    Landlord taking into account market standards, and name the Landlord as additional co-beneficiary or be assigned to Landlord;

               (ii) at the time of any payment, no Material Lease Default on the part of the Tenant shall exist and no liens in favour of workmen that have arisen through the conduct of work on the Premises (other than those liens that arise automatically under the Law) shall have been filed against any of the Premises and remain undischarged;

               (iii) at the time of any payment, the Tenant is not declared bankrupt nor has the application for bankruptcy been rejected with respect to the Tenant due to the lack of funds sufficient for covering the costs of the bankruptcy proceeding;

               (iv) payments shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) architects' certificates showing the stage of completion and the estimated total cost of completion) that the work to date has been performed in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) contractors' and subcontractors' statements as to completed work and the cost thereof for which payment is requested, and (C) paid receipts so that the Landlord and Landlord's construction consultant can verify in their reasonable discretion that the amounts disbursed from time to time are represented by work that is completed, in place and free from any material technical defects and clear from any third party claims. Landlord shall cause its construction consultant to provide such a verification (or objection) within ten (10) Working Days of the date all documentation required to be delivered to Landlord and its construction consultant under this clause (iv) being delivered and no such objection may be based upon compliance by Tenant with the documentation approved by Landlord pursuant to Clause 10.17.2(i).

               (v) each request for payment shall be accompanied by a certificate from the Tenant, signed by an authorised representative of the Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, and stating that the Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

               (vi) the Landlord shall not unreasonably withhold or delay any payment under this Clause 10.17.2 or the granting or withholding of any consents or approvals with respect to the reinstatement; and

               (vii) the Landlord may retain ten percent (10%) of the Net Award until the work is fully completed. So long as no Event of Default then exists, any amounts so retained shall be paid to Tenant or the general contractor, as applicable, following final completion of the restoration work in compliance with this Lease and receipt by Landlord of all documentation Landlord reasonably requires to verify same.

          10.17.3 In the event Landlord's construction consultant objects as provided in Clause 10.17.2 (iv)(C) and Tenant disagrees with such determination by giving Landlord and Landlord's construction consultant written notice of such disagreement within three (3) Working Days of being notified in writing of such objection, then, a representative of Tenant, a representative of Landlord and Landlord's construction consultant shall meet (in person and/or by telephone) within seven (7) Working Days of Tenant notifying Landlord in writing of its disagreement with the objection by Landlord's construction consultant (the "MEETING"). If the parties are unable to resolve such disagreement within three (3) Working Days following the Meeting, then, Landlord and Tenant will attempt to agree upon the appointment of an independent construction consultant of good reputation and with not less than ten (10) years experience monitoring similar projects to resolve such dispute. If such independent construction consultant comes to a different conclusion than Landlord's construction consultant, the determination of such independent construction consultant shall supersede and replace the determination of Landlord's construction consultant. If, however, Landlord and Tenant are unable to agree upon such an independent construction consultant within fifteen (15) Working Days of the Meeting or the independent construction consultant does not make a determination without undue delay and at the latest within twenty (20) Working Days of its appointment, then, either Landlord or Tenant may refer such matter to the President of the local Chamber of Commerce and Industry (Industrie-und Handelskammer) locally competent for the Premises to select an independent construction consultant. All out-of-pocket costs and fees with respect to the procedure described in this Clause 10.17.3, including the fees and costs of the independent construction consultant and/or the President of the local Chamber of Commerce and Industry (Industrie-und Handelskammer) locally competent for the Premises shall be paid by Tenant. The determination made by the independent construction consultant shall be deemed to be an arbitrator's expert opinion (Schiedsgutachten) and no recourse to legal action to appeal such determination shall be permitted.

          10.17.4 Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as determined by the Landlord and the Tenant, exceeds the amount of the Net Award or insurance proceeds available for such restoration, the amount of such excess shall, upon demand by the Landlord, be paid by the Tenant to the Landlord or directly applied by the Tenant to the cost of the restoration. The Landlord shall have the right to inspect the application of funds raised by the Tenant for the restoration of the Premises.

          10.17.5 Any such sums held under Clause 10.17.2 shall be kept in an account separate from any other funds of the Landlord and all interest earned thereon shall form part of the Restoration Fund.

11   SECURITY DEPOSIT

          11.1.1 Concurrently with the payment of the purchase price under the Purchase and Sale Agreement, Tenant shall deliver to Landlord a security deposit in the amount of E401,600.25 (together with any additional security deposit paid to Landlord pursuant to Clause
               11.1.2 and Sublet Security Deposit, the "SECURITY DEPOSIT"). The Security Deposit shall be either immediately available funds ("CASH SECURITY DEPOSIT") or in the form of an irrevocable letter of credit (the "LETTER OF CREDIT") and shall be issued by a bank acceptable to Landlord and having a long-term unsecured debt rating of not less than "A" from Standard & Poor's Corporation and in form and substance satisfactory to Landlord. The Security Deposit shall remain in full force and effect during the Term as security for the payment by Tenant of the Basic Rent, Outgoings, and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein, and, if the Security Deposit is a Letter of Credit, the Letter of Credit shall be renewed at least thirty (30) days prior to any expiration thereof. If Tenant fails to renew the Letter of Credit by such date, time being of the essence, Landlord shall send an written reminder notice to Tenant. If Tenant has not yet renewed the Letter of Credit within five Working Days after Landlord gives Tenant such an written reminder notice, then Landlord shall have the right to draw on the Letter of Credit and to deposit the proceeds of the Letter of Credit as a Cash Security Deposit in any account for the benefit of Landlord, but any failure of Landlord to so draw on the Letter of Credit shall not mitigate the obligation of Tenant to maintain the full amount of the Security Deposit required pursuant to the terms of this Lease at all times during the Term of this Lease. Any Cash Security Deposit shall not be commingled with other funds of Landlord or other Persons and no interest thereon shall be due and payable to Tenant.

          11.1.2 If at any time following an Asset Sale Without Lease Assumption (as defined in the Guarantee) the Guarantor is not publicly traded on a national exchange in the United Kingdom, the Tenant shall increase the Security Deposit by an amount equal to one year of the Basic Rent then in effect. Such increase shall be made by delivering to Landlord either (i) cash (in Euros) in an amount equal to one year of the Basic Rent then in effect, or
               (ii) another Letter of Credit in an amount equal to one year of Basic Rent then in effect.

          11.1.3 If at any time an Event of Default shall have occurred and be continuing, Landlord shall be entitled, at its sole discretion, to draw on the Letter of Credit or to withdraw the Cash Security Deposit from the above-described account and to apply the proceeds in payment of (i) any Rent, Outgoings, or other charges for the payment of which Tenant shall be in default, (ii) prepaid Basic Rent, (iii) any expense incurred by Landlord in curing any default of Tenant, and/or (iv) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default, including any rights of Landlord under Clause 14.1 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole discretion and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned). Tenant further acknowledges and agrees that (1) Landlord's application of the proceeds of the Letter of Credit or Cash Security Deposit towards the payment of Basic Rent, Outgoings, any other sums due under this Lease or the reduction of any damages due Landlord in accordance with Clause 14.1 of this Lease, constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by Landlord towards the payment of Basic Rent, Outgoings, or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default provided that an Event of Default shall not exist if Tenant restores the Security Deposit to its full amount within fourteen (14) days and in accordance with the requirements of this Clause 11, so that the original amount of the Security Deposit shall be again on deposit with Landlord.

          11.1.4 At the expiration of the Term and so long as no Event of Default exists the Letter of Credit or the Cash Security Deposit, as the case may be, shall be returned to Tenant. In addition, provided no Event of Default then exists hereunder or under any sublease, any Sublet Security Deposit held by Landlord shall be returned to Tenant on the first anniversary of the date (i) the entire Premises became occupied pursuant to a sublease, or (ii) the Tenant re-occupied the entire Premises.

          11.1.5 Landlord shall have the right to designate Lender or any other holder of a Mortgage as the beneficiary of the Letter of Credit or the Cash Security Deposit during the term of the applicable Loan, and such Lender or other holder of a Mortgage shall have all of the rights of Landlord under this Clause 11. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be requested by Landlord from time to time to change the holder of the Security Deposit as hereinabove provided.

12   COVENANT OF QUIET ENJOYMENT

     The Landlord covenants with the Tenant that the Tenant paying the Rent reserved and observing and performing its covenants and conditions contained in this Lease may peaceably and quietly hold and enjoy the Premises without any unlawful interruption by the Landlord or any person rightfully claiming through under or in trust for it.

13   POST CLOSING OBLIGATIONS

     Tenant shall complete, remediate or obtain or caused to be completed, remediated or obtained certain of the Disclosed Defects described in and within the time periods specified in Schedule 5 (the "POST CLOSING OBLIGATIONS").

14   INTENTIONALLY OMITTED.

15   GENERAL PROVISIONS

     Provided always and it is agreed and declared as follows:


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

     15.1 Events of Default

          Notwithstanding and without prejudice to any other remedies and powers contained in this Lease or otherwise available to the Landlord, if:

          15.1.1 the Tenant is in default of payment of the quarterly payments of the Basic Rent provided, however, that with respect to the each quarterly instalment of Basic Rent (or any portion thereof) in any Lease Year that is not paid when due, an Event of Default shall not exist solely as a result of such payment not being paid when due until five (5) Working Days after Landlord has given to Tenant written notice thereof; or

          15.1.2 the Tenant is in default of payment of VAT, real estate or other taxes or Outgoings payable to Landlord or any other payments under this Lease for more than fifteen (15) days after written notice thereof from Landlord to Tenant;

          15.1.3 the Tenant or Guarantor:

               (i) files, or is under statutory law obliged to file, for insolvency proceedings; or

               (ii) insolvency proceedings on the Tenant's assets are opened or dismissed for lacking assets;

               and, with respect to the Guarantor only, Lender has declared a default under its Loan as a result of the Guarantor's insolvency ("Guarantor Insolvency Event");

          15.1.4 the Tenant violates any of its obligations set out in Clause
               9.1;

          15.1.5 any other circumstances occur where a failure of Tenant to perform or other circumstances will allow Landlord to terminate this Lease for cause (Kundigung aus wichtigem Grund) under applicable statutory provisions and Tenant does not remedy such failure within thirty (30) days after receipt of the Landlord's written demand to do so;

          15.1.6 the Tenant is in breach of any other terms of this Lease and does not remedy the default within thirty (30) days after receipt of the Landlord's written demand to do so;

          15.1.7 Tenant shall fail to provide, maintain and, if necessary, replenish the Security Deposit in accordance with the requirements of Clause 11; or

          15.1.8 an Event of Default (as that term is defined in the Nagold Lease) shall occur under the Nagold Lease at any time during which (i) the Guarantor first named hereunder is the ultimate owner of the tenant under the Nagold Lease, or (ii) the ultimate owner (or any Affiliate thereof) of the tenant under the Nagold Lease is also the ultimate owner of the Tenant under this Lease, then, and in any such case, the Landlord may terminate this Lease with immediate effect and re-enter the Premises or any part of the Premises without prejudice to any right of action or remedy of the Landlord against the Tenant for damages, including the Default Amount or otherwise in respect of any breach non-observance or non-performance of any of the covenants or any conditions contained in this Lease, provided that with respect to a


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

          Guarantor Insolvency Event, Landlord shall act reasonably in making a decision of whether to exercise its remedies, including its right to terminate this Lease. Tenant acknowledges and agrees that it shall be required to pay to Landlord the Default Amount upon a termination of this Lease as a result of an Event of Default as a part of the damages payable to Landlord as a result of the default. However, to the extent required by Law, after receipt of all damages (including the Default Amount) the Landlord undertakes to mitigate any and all losses or damages it has suffered as a result of termination set out above, and in such event will reimburse the Tenant to the extent of monies received (after deduction of all reasonable reletting costs). If the Landlord does not exercise its remedies in respect of a Guarantor Insolvency Event then for the purpose of this Lease there shall be no Event of Default.

     15.2 Surrender of the Premises

          15.2.1 Subject to any extensions of this Lease (including a short-term extension of the Term of up to six (6) months pursuant to Clause 5.2), the Tenant shall surrender the Premises to the Landlord on the last Working Day of the Term (or if this Lease is terminated or expires before the lapse of the Term, on the day immediately following such termination or expiry). On such a date the Premises should be clean, in a good state of repair, free from any of the Tenant's equipment or furniture and in good condition.

          15.2.2 In the event that the Tenant fails to surrender the Premises in compliance with the foregoing provisions, it will be required to pay to the Landlord, as compensation for unlawful use of the Premises, an amount equal to twice the amount of the Basic Rent on a daily basis as compensation for the delay in surrendering the Premises; for the avoidance of doubt, the Tenant will also be required to pay Outgoings relating to the period of such unlawful use of the Premises.

     15.3 Service of notices

          15.3.1 Any demand or notice to be served on the Tenant under this Lease will be validly served if sent by internationally recognised over night delivery service or facsimile addressed to the Tenant at its registered office, its last known address, at the Premises or at the address below (or such other address that Tenant may notify Landlord of in writing from time to time). Any notice to be served on the Landlord will be validly served if sent by internationally recognised over night delivery service or facsimile addressed to the Landlord at its address below (or such other address that Landlord may notify Tenant of in writing from time to time).

               LANDLORD:         WGN (GER) LLC
                                 c/o W.P. Carey & Co. LLC
                                 50 Rockefeller Plaza, Second Floor
                                 New York, New York 10020
                                 United States of America (USA)
                                 Fax: +1-212-492-8922
                                 For the attention of: Director,
                                 Asset Management


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

               with copies to:   Reed Smith LLP
                                 599 Lexington Avenue, 29th Floor
                                 New York, New York 10022
                                 For the attention of: Chairman Real Estate
                                 Department
                                 Fax: +1 212-521-5450

               TENANT:           Wagon Automotive GmbH
                                 Geschaftsfuhrung
                                 Lise-Meitner-StraBe 10
                                 D-72202 Nagold
                                 Germany
                                 Fax: +0121 329 5150

               with copies to:   Wagon plc
                                 Company Secretary
                                 3500 Parkside
                                 Birmingham Business Park
                                 Birmingham B37 7YG
                                 United Kingdom
                                 Fax: +0121 329 5150

          15.3.2 Any demand or notice sent by facsimile will be conclusively treated as having been served when confirmed by an activity report confirming the facsimile number to which such notice was sent, the number of pages transmitted and that such transmission was successfully completed.

          15.3.3 However, a notice given in accordance with the above, but received on a non-Working Day or after business hours in the place of receipt will only be deemed to be served on the next Working Day in that place.

          15.3.4 The address and facsimile number of each party for all notices under or in connection with this Lease are:

               (i) those notified by that party for this purpose to the other parties on or before the date of this Lease; or

               (ii) any other notified by that party for this purpose to the other parties by not less than seven (7) days' notice.

               (iii) Landlord herewith appoints as its agent for service of process (Zustellungsbevollmachtigten) in the sense Section 171 German Code of Civil Procedure (Section 171 Zivilprozessordnung): Reed Smith LLP, Funf-Hofe, Theatinerstrasse 8, Munich, D-80333, Germany, Attention:
                    Etienne Richthammer.

     15.4 Failure to perform obligations

          The Landlord will have a thirty (30) day cure period, after receiving notice from the Tenant to remedy any default under this Lease. In case of the Landlord's default, the Landlord shall be liable to compensate the Tenant for loss or damage sustained by the Tenant from the


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

          day of occurrence of such default, subject, however, to the limitation set forth in Clause 15.10.

     15.5 Waiver of right to forfeit

          No demand for or acceptance or receipt of any part of the Basic Rent or the Outgoings shall operate as a waiver by the Landlord of any right which the Landlord may have to forfeit this Lease by reason of any breach of covenant by the Tenant notwithstanding that the Landlord may know or be deemed to know of such breach at the date of such demand, acceptance or receipt.

     15.6 Covenants relating to adjoining Premises

          Nothing contained in or implied by this Lease places any obligation on the Tenant or gives the Tenant the benefit of or the right to enforce or to prevent the release or modification of any covenant agreement or condition entered into by any Tenant of the Landlord in respect of any property not comprised in this Lease.

     15.7 Entire understanding; Schedules

          This Lease, together with all agreements specifically referred to herein, embodies the entire understanding between the parties relating to the Premises and to all the matters dealt with by the provisions of this Lease. The schedules attached to this Lease are incorporated herein as if fully set forth. The Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the party which drafted the agreement.

     15.8 Severance

          Each of the Clauses of this Lease is distinct and severable from the others and if at any time one (1) or more of such provisions is or becomes illegal, invalid or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired. For replacement of any ineffective or incomplete clauses the Parties undertake to agree upon effective or complete clauses that correspond as much as possible to the economic purpose of any ineffective or incomplete clauses.

     15.9 Governing law and jurisdiction

          This Lease shall be governed by, and construed in accordance with the laws of Germany and the venue for any dispute hereunder shall be a court of competent jurisdiction in Frankfurt, Germany.

     15.10 Non-recourse

          Anything contained herein to the contrary, notwithstanding any claim based on or in respect of any liability of the Landlord under this Lease, shall be enforced only against the Landlord and not against any other assets, properties or funds of:

          15.10.1 any director, officer, member, shareholder, employee or agent of the Landlord or any general partner of the Landlord or any of its members (or any legal representative, heir, estate, successor or assign of any thereof);


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

          15.10.2 any general partners, shareholders, officers, directors, members, employees or agents, either directly or through the Landlord or its shareholders, officers, directors, employees or agents of any predecessor or successor partnership or corporation (or other entity) of the Landlord; or

          15.10.3 any person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.

     15.11 Requests for information

          15.11.1 At any time upon not less than fourteen (14) days' prior written request by the Landlord to the Tenant, the Tenant shall deliver to the Landlord a statement in writing, executed by an authorized officer of the Tenant, certifying except as otherwise specified, (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent and Outgoings have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) that there are no proceedings pending or, to the knowledge of Tenant, threatened, against the Tenant before or by any court or administrative agency which if adversely decided, would materially and adversely affect the financial condition and operations of the Tenant, and (e) such other matters as Landlord may reasonably request.

          15.11.2 Any such statements by the Tenant may be relied upon by the Landlord, and any person whom the Landlord notifies the Tenant in its request for the statement is an intended recipient or beneficiary of the statement, any Mortgagee or Lender or their assignees and by any prospective purchaser or prospective Mortgagee of any of the Premises.

     15.12 Amendments

          This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by both the parties.

     15.13 Successors and Assigns

          The covenants of this Lease shall bind the Tenant and Landlord and their successors and assigns and all subtenants of any of the Premises, and shall inure to the benefit of the Landlord and the Tenant and their respective successors and assigns. The Tenant hereby consents to any assignment of the Landlord's interest in this Lease to a Lender.

     15.14 Requirement of Written Form

          Landlord and Tenant acknowledge the requirement of written form stipulated by Section 550 German Civil Code and undertake to observe the requirement of written form at any time when altering, modifying, amending, discharging, assigning or transferring this Lease and undertake to commit any action necessary to ensure that the requirement of written form is fulfilled at any time. Landlord and Tenant, and their respective successors and assigns, hereby waive any rights for termination of this Lease based on the argument that the requirement of written form was not observed. This clause may only be revoked in writing.

     15.15 Representation by Landlord


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

          Landlord represents to Tenant that the Facilities Agreement which shall evidence the terms of a Loan to be made by Societe Generale to Landlord on or about the Commencement Date shall include the following provision:

               "The Finance Parties shall act reasonably in making a decision of whether to declare a Default pursuant to this Clause 25.11 (Insolvency of Wagon PLC):"

THIS AGREEMENT has been entered into on the date stated at the beginning of this agreement.


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

                          EXECUTION OF LEASE AGREEMENT:

THE LANDLORD

SIGNED by Jeffrey  S. Lefleur,             )
Director,                                  )
duly authorised for and on behalf of       )
Conduit B.V. in its capacity as managing   )
member of WGN (GER) LLC:                   )

ADDRESS:                c/o W.P. Carey & Co. LLC
                        50 Rockerfeller Plaza, 2nd Floor
                        New York, NY 10020, U.S.A.
FACSIMILE NO:           +1 212 492 8922
FOR THE ATTENTION OF:   Director, Asset Management

THE TENANT

SIGNED by [-],                             )
duly authorised for and on behalf of,      )
WAGON AUTOMOTIVE GmbH,                     )

ADDRESS:                [-]
FACSIMILE NO:           [-]
FOR THE ATTENTION OF:   [-]


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